Exhibit 10.1

The Exclusive Basic Transaction Agreement

Master Agreement on Exclusive Transaction

Cenntro Automotive Corporation (304 Jackson Mills Rd. Freehold, NJ 08830, USA : hereinafter referred to as “Party A”) and HW ELECTRO Co., Ltd., (the SOHO Bldg, Room 639, 2-7-4 Aomi, Koto-ku, Tokyo, 6135-0064: hereinafter referred to as “B”), continuing to maintain their good relationship which lasted since October 2018, enter into the following exclusive agreement regarding the import trade and the manufacture and sale of the products under the name “METRO” (or named “ELEMO” in Japan) manufactured by Party A.

Article 1 (Products)

The products covered by this Agreement shall be the “vehicle body,” “module kit parts,” “lithium battery,” “motor” and other related products of the electric light commercial vehicle “METRO” (or named “ELEMO” in Japan) (hereinafter the “Products”) manufactured by Party A and exported and sold to Party B as described in Exhibit 1. The basic terms and conditions for the vehicle management system and commercial products related to the system shall be separately agreed upon.

Article 2 (Designation of Exclusive Distributorship)

1.	Party A designates Party B as the business partner holding the exclusive right to sell the Products, and Party B shall approve this designation. Exclusive distributorship shall be for 500 completed vehicles (right-hand drive) per year, the terms and conditions of which are set forth in the Exhibit attached hereto.

2.	Party A designates Party B as the business partner holding the exclusive right to assemble the Products on a SKD (semi-knockdown) basis and to sell the completed vehicles, and Party B shall approve this designation.

3.	Party A confirms that the area where the Party B has the exclusive right to sell and the exclusive right to manufacture the Products is within Japan. (For exclusive distributorship discussions in other countries and regions, Party A shall undertake to conclude agreements on an individual basis after Party B submits its market research).

4.	In addition to the regions mentioned in the preceding paragraph, Party A shall permit Party B to conduct business negotiations (sales and production) of the Products in the countries and regions not restricted by Party A , subject to prior reporting by Party B to Party A.

5.	During the term of this Agreement, Party A shall not designate any third party other than Party B as a business partner holding the right to sell and manufacture the Products.

Article 3 (Terms and Conditions for Exclusive Agreement)

1.	Party A, as the manufacturer, shall cooperate with Party B in obtaining approvals from the “Ministry of Economy, Trade and Industry” and the “Ministry of Land, Infrastructure, Transport and Tourism” of Japan, in order to obtain approvals to allow the Products to be driven on public roads as a vehicle. With respect to obtaining approvals outside Japan, Party A shall cooperate with Party B as requested by Party B in accordance with the various circumstances of each country .

2.	Party A shall cooperate with Party B in obtaining approvals for the vehicle to be allowed to run on public roads from the Ministry of Economy, Trade and Industry (METI) and the Ministry of Land, Infrastructure, Transport and Tourism (MLIT) of Japan . With respect to obtaining approvals outside Japan, Party A shall cooperate with Party B as requested by Party B in accordance with the various circumstances of each country . Party B shall bear the special costs for development and certification in individual countries specified by Party B, which are confirmed in writing by Party A and Party B.

3.	Party A requires that Party B shall ensure the batteries and other electrical appliances used in the Products shall conform to the technical standards specified in the METI Ordinance based on the Electrical Appliance and Material Safety Law of Japan, and Party A shall cooperate with Party B in obtaining a certificate of conformity from the China Quality Certification Center, for which Party B shall provide the conformity standards. Regarding special costs required for development and certification related to obtaining a certificate of conformity, Party B shall bear such costs as confirmed in writing by Party A and Party B.

4.	Party A requires that Party B ensures the telecommunications facilities used for the Products shall conform to the technical standards specified in MIC Ordinance based on Telecommunication Business Act of Japan, and Party A shall obtain a certificate of conformity from the China Quality Certification Center for them. The conformity certification criteria shall be provided by Party B. Regarding special costs required for development and certification related to obtaining a certificate of conformity, Party B shall bear such cots as confirmed in writing by Party A and Party B.

Article 4 (Individual Agreements)

1.	When Party B places an order for the Products with Party A, an individual sales agreement (hereinafter referred to as “Individual Agreement”) shall be concluded between Party A and Party B, with Party B sending Party A a prescribed order form with details of the order (product name, quantity, price, delivery date, delivery place, etc.), and with Party A acknowledging the order based on inventory conditions, etc.

2.	The form and terms of Individual Agreement shall be based on the order form of the preceding paragraph delivered by Party B by e-mail or other electronic means, and the acknowledgement issued in the same manner by Party A.

3.	Party A shall notify Party B in advance of any change in the specifications, etc. of the Products.

4.	In the event of the provisions resulting in a conflict between the Agreement and Individual Agreements, Individual Agreements shall prevail.

Article 5 (Confidentiality)

Neither Party A nor Party B shall disclose or divulge to any third party any trade or technical secrets of the other party obtained in connection with this Agreement or Individual Agreements.

Article 6 (Effective Period)

This Agreement shall be effective for a period of five (5) years from the date of execution of this Agreement as stated at the beginning of this document. Unless either party gives notice of termination to the other party at least six (6) months prior to the expiration date of this Agreement, the term of this Agreement shall automatically be extended for a period of one (1) year, and the same shall apply thereafter. Party A and Party B may review the contents of this Agreement in September each year for the period from October to September of the following year.

Article 7 (Delivery -- in the case of FOB)

Party A shall deliver the Products to Party B at the designated location at the port of export designated by Party A (Ningbo, etc.) by the date stated in the Individual Agreement.

Article 8 (Inspection of Products)

1.	Before delivery of the Products, Party B may inspect the Products to verify the quantity, design, and other specifications of the Products.

2.	Party B may demand that Party A immediately replace or take other measures with respect to the Products that have failed the inspection specified in the preceding paragraph; provided that Party A shall bear the cost of replacement or other measures. Within two (2) weeks from the time the Products become available for verification after customs clearance at the Port of Tokyo, Party B shall submit a list of disqualified Products by e-mail or other electronic means.

Article 9 (Packing Marks, etc.)

1.	Party B shall give shipping instructions to Party A for each order, including the shipper’s trademark, cargo number, name and quantity of contents, destination, country of origin, and precautions for cargo handling.

2.	Ports of loading and destination shall be as follows:

Port of shipment: Ningbo Port and others, China

Destination Port: Tokyo Port and others, Japan

Article 10 (Shipping Documents)

1.	Shipping documents shall be as follows:

(i)	Bill of lading (unbroken and unloaded)

(ii)	Commercial invoice (clearly indicating the contract number and cargo seal)

(iii)	Packing list (size, gross weight and net weight to be specified)

(iv)	Certificate of origin (if necessary)

2.	Each shipping document prescribed in the preceding paragraph must be detailed and accurate. In the event that Party B is unable to clear customs for the Products or in case of delay in customs clearance or delivery under Article 7 due to Party A’s failure to provide the documents specified in the preceding paragraph, Party A shall bear any and all losses incurred as a result of such delay.

3.	Party A shall send to Party B by airmail or electronic mail all shipping documents listed in Items 1.1 through 1.4 of this Article immediately after shipment.

Article 11 (Terms of Payment -- in the case of FOB Shanghai/Ningbo)

1.	The price of the Products to be sold by Party A to Party B shall be as stated in Exhibit 2.

2.	Party B shall pay Party A 50% of the price of the Products on the day of the agreement after the conclusion of the individual agreement, and shall pay all of the remaining 50% of the price at the time when Party A delivers the Products to Party B at the designated port of export designated by Party A as stipulated in Article 7. Provided, however, that Party A shall notify Party B in writing or by e-mail or other electronic means at least five (5) days prior to shipment from the factory. The shipping insurance, customs duties and warehousing charges payable at Tokyo Port, and inland freight and other costs incurred in the process from Tokyo Port to the storage location of the Products in Party B’s warehouse shall be borne by Party B.

3.	The date of shipment of the Products shall be within 60 days from the date of conclusion of Individual Agreement.

Article 12 (Transfer of Ownership)

Ownership of the Products shall transfer from Party A to Party B upon full payment of the price of the Products.

Article 13 (Burden of Risk)

The risk in relation to the Products shall be transferred from Party A to Party B at the time of transfer of ownership as described in the preceding Article. Accordingly, any loss of or damage to the Products due to force majeure such as natural disasters or other causes beyond the control of the parties shall be borne by Party A until delivery of the Products, and shall be borne by Party B after delivery.

Article 14 (Quality Assurance)

1.	Party A warrants that the Products conforms to the quality, performance, size, and specifications specified at the time of sample preparation, and to the standards indicated in the purchase order and other written materials such as drawings (3D data), product configuration specifications, assembly standards, quality standards, inspection standards, and packaging specifications, as well as in the parts list at the time of individual order, and warrants that the products have quality and performance satisfying the requirements of Party B.

2.	In order to guarantee the quality of the Products, Party A shall establish quality control standards and inspection methods for the Products, and shall responsibly conduct quality control and inspection, etc. based on such standards and methods, and shall, if deemed necessary by Party B, accept any on-site inspection at the business premises, etc. of Party A.

Article 15 (Liability for Nonconformity to Agreement)

1.	If Party B determines that the Products do not conform to the standards described in Paragraph 1 of the preceding Article, Party B may claim liability for nonconformity to the Party A even after the Products have passed the inspection described in Article 8, and in such case, the Party A shall, by the deadline specified by Party B and at its own expense, supply substitute goods, repair the defect, or compensate Party B for damages incurred in lieu of or in conjunction with such substitute goods or repairing of defect.

2.	The period during which Party B may make a request under the preceding paragraph shall be determined by separate consultation between Party B and Party B.

Article 16 (Modification or Alteration of the Products)

In the event that Party B is required to modify or alter the Products and its accessories in accordance with the market requirements in Japan or the country of sale, or in accordance with the standards of the Ministry of Economy, Trade and Industry or the Ministry of Land, Infrastructure, Transport and Tourism of Japan or the standards of the country of sale (e.g., modification of cargo compartment, modification of shock absorbers, addition of rear-end collision protection devices, etc.), Party A shall approve such modifications or changes in advance. Provided, that the responsibility for any defects or accidents caused by such modifications, etc. shall belong to Party B.

Article 17 (Product Liability)

Party A , as the manufacturer of the Products, regardless of the brand name under which the Products are sold, shall be liable for the Products under the Product Liability Law in Japan, together with Party B, as the importer of the Products.

Article 18 (Infringement of Rights of Third Parties)

1.	Party A warrants to Party B that the Products and any ideas or know-how related to the Products do not infringe on any intellectual property rights or other rights of any third party.

2.	In the event that any action, objection, claim, or other dispute is brought by a third party against the Products as an infringement of a third party’s rights, Party A or Party B shall immediately notify each other to such effect.

3.	With respect to the dispute in the preceding paragraph, Party A shall follow the instructions of Party B, if any, and settle the dispute without causing any trouble to Party B, at its own responsibility and expense, and if necessary, compensate the third party for the damages.

4.	In the event that Products are found by a court of law or dispute resolution organization to have infringed the rights of a third party with respect to the dispute in Paragraph 2, Party A shall promptly pay the compensation set forth in the preceding Paragraph.

Article 19 (Liability for Breach of Agreement)

If either Party A or Party B fails to perform its obligations under this Agreement in accordance with this Agreement or commits any other breach, either party shall indemnify the other party for direct and actual damages caused thereby.

Article 20 (Cancellation of Agreement)

1.	Either Party A or Party B may immediately cancel this Agreement without any notice in case the other party falls under any of the following items:

(i)	When either party violates the provisions of this Agreement or Individual Agreements and fails to correct the violation within a reasonable period of time despite a demand to do so.

(ii)	When even a single bill or check drawn or endorsed by itself is dishonored

(iii)	When the company has been subjected to compulsory execution such as seizure, provisional seizure, or provisional disposition due to default on its own obligations.

(iv)	When a petition for bankruptcy, corporate reorganization, or civil rehabilitation proceedings has been filed, or when such a petition has been filed

(v)	When either party resolves to dissolve, merge, or transfer all or a significant portion of its business

(vi)	When either party has received a disposition such as business cancellation or suspension of business from the supervisory authority.

(vii)	When there are reasonable grounds to believe that the financial condition has deteriorated or is likely to deteriorate.

(viii)	When a fact similar to any of the preceding items occurs.

2.	In the case where this Agreement is cancelled in accordance with the preceding paragraph, the party who has the attributable cause shall compensate the other party for any damage suffered by the other party as a result of the cancellation of this Agreement.

Article 21 (Residual Obligations)

Party A and Party B agree that Articles 5, 15 through 18, and 20 through 26 shall remain in full force and effect even after termination of this Agreement and the Individual Agreements.

Article 22 (Elimination of Antisocial Forces)

1.	Party A and Party B represent and warrant that they are not organized crime groups as defined in the “Law Concerning Prevention of Unjustifiable Acts by Organized Crime Groups” and their affiliated groups, etc. (hereinafter referred to as “Antisocial Forces”), that they shall not damage the reputation or credit of the other party, or obstruct business or make unjust demands, by calling themselves Antisocial Forces, etc., and that their officers and employees are not members of Antisocial Forces.

2.	Party A and Party B shall be obligated to ensure that their own contractors and their own suppliers comply with the provisions of the preceding paragraph.

3.	If either Party A and Party B discovers any violation of the preceding two clauses, such party shall immediately notify the other party of such fact.

4.	In the event that either Party A or Party B violates any of the preceding three clauses, the other party may immediately terminate all or part of all agreements entered into between them under this Agreement, regardless whether the agreement is the Agreement or Individual Agreement, without any notification or any other procedures.

5.	If Party A and Party B terminate the agreement entered into between them in accordance with the preceding paragraph due to a breach by the other party, not-breaching party may demand compensation from the other party for damages suffered as a result.

Article 23 (Governing Law)

This Agreement is governed by and construed in accordance with the laws and regulations of Japan, since it is an agreement concerning the exclusive sale of the Products in Japan.

Article 24 (Pending Matters)

Any matter not stipulated in this Agreement or any matter of doubtful interpretation shall be settled amicably upon consultation in good faith between Party A and Party B.

Article 25 (Dispute Resolution)

All disputes arising under or in connection with this Agreement shall be endeavored to be settled through friendly consultation between the Party A and Party B. In the event that Party A and Party B are unable to settle the dispute through consultations, either party may file a request for arbitration. If Party A is the respondent, a request for arbitration shall be filed with the China International Economic and Trade Arbitration Commission (Shanghai) for resolution by an arbitral award of the commission, and if Party B is the respondent, a request for arbitration shall be filed with the Japan Commercial Arbitration Association (Tokyo) for resolution by an arbitral award of the association. The arbitration award shall be final and binding on both Party A and Party B.

Article 26 (Language)

This Agreement shall be written in Japanese and Chinese, and both Party A and Party B shall sign and seal both language versions. Both language versions shall be authenticated and have the same legal effect. Any discrepancy in interpretation between the two language versions shall be settled amicably through good faith consultation between Party A and Party B.

(Exhibit)

Article 2.1 (Designation of Exclusive Sales)

a.	In the first year of the agreement (2021), in order to develop the market of Party B, Party A shall grant Party B a provisional exclusive distributorship with a target sales volume of 100 units.

b.	After closing Master Agreement on Exclusive Transaction, Party B shall purchase 50 completed vehicles cars for sale in the first half of 2021, with 30% of the product price paid in advance in a lump sum, and the remaining product price to be settled sequentially when each lot is shipped.

c.	Party A and Party B shall review the market situation during 2021, and once the sales target of 50 completed vehicles as described in the preceding paragraph is achieved, Party B shall purchase the remaining 50 completed vehicles and at the same time, Party A shall grant Party B official exclusive distributorship.

d.	If Party B fails to achieve its sales target within the agreed period (6 months after the signing of Master Agreement on Exclusive Transaction), Party A shall not grant official exclusive distributorship, but shall continue to grant provisional exclusive distributorship. Further, Party A shall cooperate with Party B to enable effective market competition and assist Party B in achieving its sales target of 100 units per year as quickly as possible.

e.	Party A and Party B shall conduct a year-end assessment at the end of 2021. If the sales volume reaches 100, Party A will continue to grant official exclusive distributorship to Party B in the Japanese market.

f.	Both Party A and Party B shall conduct a sales evaluation at the end of each year, and if one of the following conditions is met, the exclusive agency agreement will automatically be extended to the following year.

(i)	Sales volume for that year increased by more than 100 units compared to the previous year.

(ii)	Total sales of that year exceeded 500 units.

March 31, 2021

Party A : Cenntro Automotive Corporation,

304 Jackson Mills Rd, Freehold NJ 08830, USA

Wang Zuguang, CEO

Party B : HW ELECTRO Co., Ltd.

the SOHO, 2-7-4 Aomi, Koto-ku, Tokyo

CEO, Hsiao WeiCheng